Exhibit 5.1

March 20, 2012

XPO Logistics, Inc.

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for XPO Logistics, Inc., a Delaware corporation (the “Company”), in connection with (i) the Registration Statement on Form S-3 (Registration No. 333-176700) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and (ii) the Prospectus Supplement, dated March 14, 2012 (the “Prospectus Supplement”), of the Company, filed with the Commission and relating to the issuance and sale by the Company of an aggregate of 9,200,000 shares (the “Shares”) of Common Stock, par value $0.001 per share, of the Company, in accordance with the Underwriting Agreement, dated March 14, 2012 (the “Underwriting Agreement”), between Morgan Stanley & Co. LLC, as representative of the several underwriters (the “Underwriters”), and the Company.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement and the exhibits thereto and such other documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including, without limitation, (i) the Amended and Restated Certificate of Incorporation of the Company, as amended, (ii) the 2nd Amended and Restated Bylaws of the Company and (iii) certain resolutions adopted by the Board of Directors of the Company. As to various questions of fact material to this opinion, we have relied upon representations of officers or directors of the Company and documents furnished to us by the Company without independent verification of their accuracy. We have also assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

Based on the foregoing and subject to the qualifications set forth herein, we are of opinion that the Shares, when issued and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America.

We are aware that we are referred to under the heading “Legal Matters” in the Prospectus Supplement. We hereby consent to such use of our name therein and to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on March 20, 2012, and to the incorporation by reference of this opinion into the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Cravath, Swaine & Moore LLP

XPO Logistics, Inc.

429 Post Road

Buchanan, Michigan 49107

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